Exhibit 21

SUBSIDIARIES OF SHOE CARNIVAL, INC.

Subsidiary	State of	Percentage of Ownership
	Incorporation/Organization
SCHC, Inc.	Delaware	100%
SCLC, Inc.	Delaware	100% Owned by SCHC, Inc.
Shoe Carnival Ventures, LLC	Indiana	100%